Exhibit 10.1

February 25, 2011

Dear Anand:

This letter sets forth the teens of our agreement regarding a transition of my employment with Alaska Communications Systems Group, Inc., ("ACS or "Company") (which includes all subsidiaries, affiliates, etc.). In exchange for the promises and valuable consideration described in this letter agreement, which both parties agree are sufficient, ACS and I have agreed to certain amendments to my Employment Agreement dated December 31, 2008 (the "Agreement"), which are set forth in this letter.

As I complete the term of my employment agreement, in order to facilitate a smooth and orderly transition in leadership, I am resigning my position as Executive Vice President and Chief Financial Officer ("CFO") of ACS effective April 1, 2011. I will continue to be employed by ACS until April 30, 2011 in a transition officer role, in which I will provide transition assistance as reasonably requested by the new CFO, with no other members of management or employees reporting to me, except that I will be provided reasonable administrative assistance as necessary to fulfill my transition duties. In addition, I will continue to be available as a consultant up through June 30, 2011. To be clear, my consultancy services may be provided by phone, email or in person, and only to the extent it is reasonable and requested by the CFO. Notwithstanding the change in my position and duties, I will continue to be paid the same Base Salary through April 30, 2011, at which time the Agreement will terminate. In addition, I agree to execute a consultancy agreement with ACS covering the period May 1, 2011 through June 30,2011 for additional transition services in exchange for a lump-sum payment of one hundred thousand dollars ($100,000.00) payable within 30 days of the conclusion of my consultancy.

I understand that this letter shall not be a basis for, nor will I otherwise be eligible for, and ACS shall not be obligated to pay, any Severance Payments, Benefits or Amounts of any kind or amount (other than standard employee plan benefits which are generally available to all ACS employees, subject to the teens of those respective plans). In this regard, my resignation as CFO and my change in position to a transition officer and consultant are completely voluntary on my part and are designed to establish a smooth transition in leadership. Therefore, I agree to waive, relinquish and release all claims for Severance Benefits or Payments of any kind whatsoever as against ACS or its Board of Directors, including but not limited to any benefits in connection with a termination "Without Cause," resignation for "Good Reason," or any "Change in Control" benefits as those terms are described in the Agreement or in any ACS severance policy. This waiver and release specifically includes all severance claims or causes of action that I may now have or have ever had against the Company, or which may arise from or relate to changes in my position with the Company or my termination of employment as provided in this letter.

On other matters, I agree that, on or prior to April 1, 2011, I will execute a general form of Officer's Release in which I will agree to be bound by the standard form release language and the non-compete, non-solicitation and non-disparagement provisions as set forth in the ACS 2010 Officer Severance Policy. The Company will provide me with a written form agreement for these purposes within fifteen (15) days of both parties' execution of this letter agreement. Finally, I agree to cooperate fully with the Company in the future in response to reasonable requests for information, affidavits, depositions, testimony or other assistance concerning the business, or in connection with any regulatory or other reviews or investigations or the defense or prosecution or any claims, which are now in existence or which relate to actions or events taking place while I was employed by the Company, and includes taking such other actions as may reasonably be requested by the Company or its counsel to effectuate the foregoing. My cooperation shall be provided without the necessity of any subpoenas, and the Company agrees to reimburse me for reasonable, out-of-pocket travel, hotel and meal expenses incurred in connection with providing such cooperation at the Company's request.

This letter sets forth the entirety of our agreement and supersedes any contemporaneous or prior discussions, understandings or agreements as to its subject matter. Both parties acknowledge and agree that the terms of this letter have been freely negotiated between them, that both parties have had ample opportunity to consult with their respective attorneys and have been fully advised as to its contents; and, accordingly, this letter shall not be subject to any presumptions or rules of construction in favor or against either party's position. Except as amended by this letter agreement, which amendment shall control, all other provisions of the Agreement shall remain in full force and effect in accordance with their terms.

Upon my signature and counter-signature by ACS, below, this letter shall be deemed a fully executed amendment to my December 31, 2008 Employment Agreement and is binding on both parties.

Thank you,

/s/ David Wilson
David Wilson

Accepted and Agreed to by:

_________________
[Name]
[Title]
Alaska Communications Systems Group, Inc.

DATE ACCEPTED by ACS: _________________